Exhibit 99.1

TRIUS THERAPEUTICS AND BAYER FORM STRATEGIC COLLABORATION TO

DEVELOP AND COMMERCIALIZE TOREZOLID PHOSPHATE IN ASIA-PACIFIC AND

EMERGING MARKETS

Trius to host a conference call today at 7:00 a.m. Pacific Time (10:00 a.m. Eastern Time)

San Diego, CA, July 27, 2011 – Trius Therapeutics, Inc. (NASDAQ: TSRX) and Bayer Pharma AG today announced that they have signed an exclusive agreement to develop and commercialize Trius’ lead Phase 3 antibiotic, torezolid phosphate (torezolid), in China, Japan and all other countries in Asia, Africa, Latin America and the Middle East, excluding North and South Korea. Under the collaboration agreement Trius retains full development and commercialization rights outside the licensed territory including the United States, Canada and the European Union.

In exchange for development and commercialization rights in its licensed territory, Bayer will pay Trius $25 million upfront and will support approximately 25% of the future development costs of torezolid required for global approval in acute bacterial skin and skin structure infections (ABSSSI) and pneumonia. In addition, Trius is eligible to receive up to $69 million upon the achievement of certain development, regulatory and commercial milestones and will receive double-digit royalties on net sales of torezolid in the licensed territory.

“Bacterial infectious diseases represent one of the largest therapeutic areas in China and continue to grow rapidly there and in other emerging markets. This collaboration is a key element in our strategy of bringing innovative medicines to patients, especially in emerging markets”, said Dr. Jörg Reinhardt, Chairman of the Board of Management of Bayer HealthCare.

“Bayer’s commitment to the infectious disease area and their depth and breadth of experience in these markets makes them an ideal partner for Trius,” said Jeffrey Stein, Ph.D., President and CEO of Trius. “At the same time, consistent with our strategy, we have retained rights to the U.S. and E.U. markets where life-threatening infections from MRSA and other gram positive pathogens continue to be a significant concern.”

Conference Call

Trius will host a conference call today at 7:00 a.m. Pacific Time (10:00 a.m. Eastern Time). The conference call may be accessed by dialing (877) 845-0779 for domestic callers and (760) 298-5087 for international callers. Please specify to the operator that you would like to join the “Trius Collaboration Call.” The conference call will be webcast live under the Investors section of Trius’ website at http://investor.triusrx.com/, where it will be archived for 30 days following the call. Please connect to Trius’ website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

About Trius Therapeutics

Trius Therapeutics is a biopharmaceutical company focused on the discovery, development and commercialization of innovative antibiotics for life-threatening infections. The company’s lead investigational drug, torezolid phosphate, is an IV and orally administered second generation oxazolidinone in Phase 3 clinical development for the treatment of ABSSSI, the first such trial to be initiated under a Special Protocol Assessment (SPA). Trius holds an exclusive license to torezolid phosphate for territories outside of North and South Korea from Dong-A Pharmaceuticals. In addition to the company’s torezolid phosphate clinical program, it is currently conducting three preclinical programs using its proprietary discovery platform to develop antibiotics to treat infections caused by gram-negative bacteria. For more information, visit www.triusrx.com.

About Bayer HealthCare

The Bayer Group is a global enterprise with core competencies in the fields of health care, nutrition and high-tech materials. Bayer HealthCare, a subgroup of Bayer AG with annual sales of EUR 16.913 billion (2010), is one of the world’s leading, innovative companies in the healthcare and medical products industry and is based in Leverkusen, Germany. The company combines the global activities of the Animal Health, Consumer Care, Medical Care and Pharmaceuticals divisions. Bayer HealthCare’s aim is to discover and manufacture products that will improve human and animal health worldwide. Bayer HealthCare has a global workforce of 55,700 employees (Dec 31, 2010) and is represented in more than 100 countries. Find more information at www.bayerhealthcare.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding potential future payments to Trius under the agreement with Bayer, the development of torezolid phosphate for additional indications, expected growth of antibiotics in certain markets and anticipated benefits of Trius’ strategic collaboration with Bayer. Risks that contribute to the uncertain nature of the forward-looking statements include: Trius’ ability to obtain additional financing; the success and timing of Trius’ preclinical studies and clinical trials; regulatory developments in the United States and foreign countries; the performance of third-party manufacturers; changes in Trius’ plans to develop and commercialize its product candidates; Trius’ ability to obtain and maintain intellectual property protection for its product candidates; and the loss of key scientific or management personnel. These and other risks and uncertainties are described more fully in Trius’ most recently filed SEC documents, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, including those factors discussed under the caption “Risk Factors” in such filings. All forward-looking statements contained in this press release speak only as of the date on which they were made. Trius undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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Public Relations Contact:	Investor Relations Contact:
Jason Spark at Canale Communications, Inc.	Stefan Loren at Westwicke Partners, LLC
jason@canalecomm.com	sloren@westwicke.com
619-849-6005	443-213-0507

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Burrill Merchant Banking